EXHIBIT 99


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                          ENROLLMENT AUTHORIZATION FORM


     I am eligible to participate in the Dividend Reinvestment and Stock Purchase Plan ("the Plan") of Penn Engineering & Manufacturing Corp. ("PennEngineering"), and request to be enrolled in the Plan. I hereby appoint First Union National Bank or its successor (the "Plan Administrator") as my agent under the terms and conditions of the Plan as described in the notice which accompanied this Enrollment Authorization Form. Accordingly, I authorize PennEngineering to pay the Plan Administrator, for my account, cash dividends payable to me on shares of Common Stock and Class A Common Stock of PennEngineering registered in my name, or held in my account under the Employee Stock of Purchase Plan, and/or to receive voluntary cash payments, for the purchase of additional shares of Common Stock in accordance with the enrollment options set forth on the reverse side.


                                  INSTRUCTIONS

(a) Please place an "X" in the appropriate box to select the Full Dividend Reinvestment option, the Partial Dividend Reinvestment option, or the Voluntary Cash Payments Only (No Dividend Reinvestment) option.

(b) Be sure to sign and date this form and mail it in the envelope provided or to First Union National Bank, Equity Services Group, 3C3, 1525 West W.T. Harris Blvd., Charlotte, NC 28288-1153.

(c) If you are making a voluntary cash payment to purchase additional shares of Common Stock, you may enclose a check payable to "First Union National Bank, Administrator" with this card. You may also make voluntary cash payments at any time on a monthly basis by sending a check to the Plan Administrator at the address set forth in (b) above.

DO NOT RETURN THIS FORM UNLESS YOU INTEND TO PARTICIPATE, SINCE THIS FORM AUTHORIZES THE ENROLLMENT OF YOUR ACCOUNT IN THE PLAN.

                                                                   (see reverse)
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                          ENROLLMENT AUTHORIZATION FORM
                                 PennEngineering
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


PLEASE ENROLL MY ACCOUNT AS FOLLOWS: Place an "X" in the box using black or blue ink ([X]).

Full name and address of registered stockholder
                                                --------------------------------

--------------------------------------------------------------------------------

[ ] Full Dividend Reinvestment. Reinvest all dividends for this account payable to me on all shares of Common Stock and Class A Common Stock, if applicable, registered in my name, including all shares of Common Stock credited to my Plan account, to purchase additional shares of Common Stock.

[ ] Partial Dividend Reinvestment. Send cash dividends for ______ shares of Common Stock and ____ shares of Class A Common Stock.

[ ]  Voluntary Cash Payments Only.  (No Dividend Reinvestment)

Receipt of this form by First Union National Bank will enroll your account in the Dividend Reinvestment and Stock Purchase Plan.

I understand that I may change or revoke this authorization at any time by notifying First Union National Bank, in writing, of my desire to change or terminate my participation.

Signature(s) of Registered Owner(s)
                                   ------------------------------------- -------
                                                                         Date

All joint owners must sign
                          ---------------------------------------------- -------
                                                                         Date


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